Power of Attorney
(Limited to Execution of Forms 4 and 5)



I, Dominic (Nick) Ricotta, do hereby constitute and appoint Rajesh Sharma, Patrick Whitman and S. Brett Cupit (with full power to each of them to act alone) as my true and lawful agents and attorneys-in-fact with full power and authority to execute and deliver on my behalf in accordance with Securities and Exchange Commission rules and regulations all reports of changes in my beneficial ownership of securities issued by Apache Corporation on Forms 4 and 5 as may be deemed advisable. I hereby ratify and confirm all that each such agent and attorney-in-fact may do by virtue hereof with respect to reports of my beneficial ownership of securities issued by Apache Corporation.

This power of attorney shall remain in full force and effect until I am no longer required to file Forms 4 and 5 with respect to changes in my beneficial ownership of securities issued by Apache Corporation, unless earlier revoked by me in writing delivered to the attorneys-in-fact named above.

In witness whereof, I have duly executed this power of attorney on the 15th day of September 2016.

/s/ Dominic Ricotta

State of Texas
County of Harris

The foregoing Power of Attorney was acknowledged before me this 15th day of September 2016, by Dominic Ricotta, Senior Region Vice President, of
Apache Corporation.  Witness my hand and official seal.



/s/ Melinda Jenkins
[Seal for Melinda Jenkins]
[Notary Public, State of Texas]
[My Commission Expires 07-25-2020]